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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of May 17, 2007, between WELLSFORD REAL PROPERTIES, INC., a Maryland corporation, with offices at 535 Madison Avenue, New York, New York 10022 (the "Company" or "Employer"), REIS SERVICES, LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company, with offices at 535 Madison Avenue, New York, New York 10022 ("LLC" or "Employer" and together with the Company, the "Employers"), and MARK P. CANTALUPPI, residing at 3 Chambers Place, Randolph, NJ 07869 (the "Employee").

                                    Recitals

     A. The Employee is currently employed by the Company, under an employment agreement, dated March 18, 2005, as amended (the "Original Agreement").

     B. The Company, LLC and Reis, Inc, a Delaware corporation ("Reis"), have entered into that certain Agreement and Plan of Merger, dated as of October 11, 2006 (as amended, the "Merger Agreement"), pursuant to which, and subject to the terms and conditions of which, Reis will merge (the "Merger") with and into LLC and LLC will be the survivor in the Merger.

     C. The Employers desire to employ the Employee and the Employee desires to be employed by the Employers effective immediately following the Effective Time (as such term is defined in the Merger Agreement) (such effective date, the "Employment Date").

     NOW, THEREFORE, the Employers and the Employee, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

     1. Retention as Employee; Duties. The Company hereby employs the Employee as Vice President and Chief Financial Officer of the Company for the Employment Period (as defined in Paragraph 9) and LLC hereby employs the Employee as Chief Financial Officer of LLC for the Employment Period, in each case to perform such services for the Company, LLC and their affiliated entities as assigned to Employee from time to time, consistent with his title and subject to the direction of and reporting to the Chief Executive Officer and/or the President of the Company and/or the Board of Directors of the Company (the "Board"). The Employee further agrees to serve at the pleasure of the Chief Executive Officer and/or President of the Company as an officer, director and/or manager of any entity affiliated with the Company. The Employee hereby accepts such employment and agrees to devote his full time, attention and energies to the performance of his duties hereunder; provided, however, that, subject to the terms of Paragraphs 5, 6 and 7, the Employee may (i) engage in charitable activities and community affairs, and (ii) manage his personal investments and affairs, in each case as long as such activities do not interfere with the performance of his duties and responsibilities under this Paragraph 1.

     2. Compensation. For all services rendered hereunder by the Employee, during the Employment Period the Employers, jointly and severally, shall pay the Employee such amounts as set forth below.

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          (a) The Employers shall pay to the Employee compensation at an annual rate of $225,000, payable in periodic installments in accordance with the Company's regular payroll practices, as in effect from time to time. In addition, the Employers in their sole discretion, may determine to increase the compensation for the Employee from time to time; however, nothing contained herein shall be deemed to make the Employers obligated to make such discretionary increases (such annual compensation, as the same may be increased from time to time, the "Annual Base Salary").

          (b) The Employers shall pay to the Employee an annual bonus equal to 50% of the Annual Base Salary (each such annual bonus, the "Guaranteed Minimum Bonus"), which Guaranteed Minimum Bonus, or pro rata portion thereof if payable for a period of less than 12 months, shall be paid (net of applicable wage withholding) within 30 days following the last day of each fiscal year of the Company during the Employment Period, provided that the Employee shall not be entitled to the payment of any such Guaranteed Minimum Bonus, or such pro rata portion thereof, unless he is employed by the Employers as of such last day of the fiscal year. In addition, the Employers in their sole discretion, may determine to award from time to time a bonus in addition to the Guaranteed Minimum Bonus; however, nothing contained herein shall be deemed to make the Employers obligated to award any such discretionary bonus.

          (c) The Employers shall also pay to the Employee $413,000 on the Employment Date, provided that the Employee shall not be entitled to the payment of such monies unless he is employed by the Employers as of the Employment Date. The Employee hereby acknowledges and agrees that such payment constitutes the payment to which he may otherwise have become entitled pursuant to Paragraph 8 of the Original Agreement in the event of a change in control (as defined in Paragraph 10(e)) and that such payment shall be made only pursuant to this Paragraph 2(c).

          (d) Promptly following the Employment Date, the Company shall establish an executive incentive plan, which shall, among other things, provide bonuses to senior executive employees of the Company ("Executive Incentive Plan"). The Employee shall be eligible during the Employment Period to be considered for participation in (i) the Executive Incentive Plan in accordance with the terms thereof, and (ii) any other incentive compensation methods or programs established by the Compensation Committee of the Board and offered generally to senior executives of the Company; however, nothing herein shall be deemed to make either Employer obligated to pay or grant to the Employee any such bonus or other compensation.

          (e) On the Employment Date, the Employee shall be granted by the Company under one or more of the management incentive plans of the Company providing for the grant of stock options, an option or options to purchase an aggregate of 75,000 (subject to adjustment of any stock split, reverse stock split or change in capitalization) shares of common stock, par value $0.02, of the Company (a "WRP Share") at an exercise price per share equal to the fair market value of a WRP Share as of the date of grant (as determined pursuant to the terms of such incentive plan or plans), which option or options shall (i) vest in five equal annual installments from the date of grant, (ii) provide that in the event that the employment of the Employee is terminated (1) due to death or total disability, such option or options shall be exercisable by the Employee (or his estate, as the case may be) as set forth in the applicable incentive plan or plans, (2) for any reason other than death, total disability or for Cause (as defined in Paragraph 9(b)),


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such option or options shall be exercisable by the Employee for 90 days following such date of termination to the extent vested as of such date of termination, provided, however, that in no event shall such option or options be exercisable pursuant to this clause (2) following the expiration of the term of such option or options, and (iii) immediately vest (to the extent not already then vested) upon a change in control, and shall otherwise be on such terms as set forth in the grant letter and such incentive plan or plans.

     3. Benefits.

          (a) The Employee shall be entitled to (i) any paid time off in accordance with the relevant Paid Time Off Policy of the Company in effect from time to time, to be taken at the mutual convenience of the Employee and the Employers, (ii) paid holidays and floater holidays in accordance with the regular policies and procedures of the Company and (iii) additional time off in the discretion of the Chief Executive Officer and/or the President of the Company.

          (b) The Employee shall receive benefits as may be established from time to time for senior executives of the Company including but not limited to medical (including family coverage), dental, vision, life insurance, long-term and short-term disability, flexible spending accounts and 401(k) plan, subject to all the terms of the employee benefit plans applicable to any such benefits.

          (c) Each Employer shall reimburse the Employee for all reasonable out-of-pocket expenses, including, without limitation, travel and entertainment, cell phone and calling card, incurred by the Employee in the performance of his duties for such Employer, against delivery to such Employer of substantiation thereof, including written receipts therefor, in accordance with such Employer's policies and procedures. Any reimbursements payable pursuant hereto shall be paid by such Employer within 30 days following receipt by such Employer of such substantiation referred to therein.

          (d) The Employee shall be liable for any income or other taxes payable in connection with any and all benefits or payments pursuant to subparagraphs
(a), (b) or (c) above.

     4. Indemnification and Litigation Expenses.

          (a) The Employers shall jointly and severally indemnify the Employee in the performance of his duties pursuant to the bylaws of Company and to the fullest extent allowed by applicable law, including, without limitation, legal fees, and shall continue to maintain the Employee as a named beneficiary under any liability insurance policies maintained for directors and/or officers of the Company for so long the Employee shall remain an officer of either Employer. In addition, the Employee shall become, and continue as, a named beneficiary under any liability insurance policies maintained by the Company after a change in control for persons who were directors or officers prior to a change in control to the extent they provide coverage for events prior to the change in control. The Company agrees to maintain the coverages referred to above unless, in each case, any modification in indemnification and insurance coverage applies uniformly to all officers and directors of the Company and LLC, as the case may be.

          (b) Unless the provisions of Paragraph 4(c) hereof shall apply, the Employers shall jointly and severally be obligated to reimburse the Employee for all legal fees and related


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expenses (including the costs of experts, evidence and counsel) paid by him as a result of any or all of the following: (i) the termination of the Employee's employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) the Employee seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by either Employer under which the Employee is or may be entitled to receive benefits, including, without limitation, the Company's deferred compensation plan, or (iii) any action taken by either Employer against the Employee. Reimbursement of the legal fees and related expenses as described in this Paragraph 4(b) are payable to the Employee, only if and when the final judgment, order or decree of a court of competent jurisdiction renders in favor of the Employee and the time for appeal therefrom has expired and no appeal has been perfected. Such reimbursement is payable within thirty (30) days from the date that such legal fees and related expenses are submitted for reimbursement. In no event shall the Employee be required to reimburse either Employer for any legal fees or related expenses paid by such Employer pursuant to this Paragraph 4(b).

          (c) The Employers shall jointly and severally be obligated to pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as they become due as a result of any or all of the following: (i) the termination of the Employee's employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) the Employee seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by either Employer under which he is or may be entitled to receive benefits or (iii) any action taken by either Employer against the Employee, until such time as a final judgment, order or decree of a court of competent jurisdiction has been rendered in favor of such Employer and the time for appeal there from has expired and no appeal has been perfected; provided, however, that the circumstances set forth above occurred on or after a change in control. In no event shall the Employee be required to reimburse either Employer for any legal fees or related expenses paid by such Employer pursuant to this Paragraph 4(c).

     5. Covenant Not to Compete.

          (a) The Employee acknowledges that (i) if the Employee should engage in any Competitive Business (as hereinafter defined) during the period of his employment and 12 months thereafter, the Employers will suffer substantial harm and damage which would likely be difficult to fully quantify, including but not limited to the Employee's intentional or inadvertent disclosure or use of the Confidential Information (as hereinafter defined), and (ii) the provisions of this Paragraph 5 are reasonable and necessary for the protection of the Employers.

          (b) During his term of employment with the Employers and for a period ending 12 months after the Employee ceases employment for any reason, the Employee, without prior written consent of the Employers, shall not in the United States, directly or indirectly: (i) enter into the employ of or render any services to any person, firm, corporation or other entity engaged in any Competitive Business; (ii) engage in any Competitive Business for his own account; or (iii) become associated with or own an interest in any Competitive Business as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided that so long as the Employee is not otherwise in breach hereof, following his termination of employment, the


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Employee's entering into the employ of or rendering any services to an entity that engages in a Competitive Business that generated less than 20% of such entity's aggregate annual gross revenues from such Competitive Business (calculated as an average of the three most recently completed fiscal years of such entity immediately prior to the Employee's commencement of employment by or rendering services to such entity) shall not, in and of itself, be deemed a breach hereof so long as the Employee is not rendering any services with respect to and has no direct or indirect involvement with such Competitive Business. For purposes of this Agreement, "Competitive Business" means each of the following companies and/or their respective affiliates: Capmark Financial Group Inc., CoStar Group Inc., LoopNet, Inc., Moody's KMV, Property & Portfolio Research, Inc., Real Capital Analytics Inc., and Torto Wheaton Research.

          (c) During his term of employment with the Employers and for a period ending 18 months after the Employee ceases employment for any reason, the Employee, without the prior written consent of the Employers, shall not directly or indirectly (i) solicit, employ or retain any person who was employed or retained by either Employer while the Employee was employed by either Employer,
(ii) interfere with or endeavor to entice away from either Employer any Customer (as hereinafter defined) of either Employer, or (iii) solicit any Customer to provide such Customer with any services relating to data, analysis or forecasts pertaining to the construction, absorption, occupancy, rents, automated valuation or automated credit risk analysis for United States commercial office, industrial, retail, multi-family or other properties including, without limitation, hotel properties (if either Employer provides such data, analysis or forecasts for such other properties) in real estate markets within the United States as to which either Employer provides such data, analysis or forecasts to its customers. For purposes of this Agreement, "Customer" means any person, firm, corporation or other entity to whom the Employee was introduced by either Employer or to whom the Employee provided services in the course of the Employee's employment with the Employers.

          (d) Mere passive ownership of stock representing less than 5% of the capital stock of a publicly held company shall not be deemed a breach of this Paragraph 5.

          (e) If any provision of this Paragraph 5 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

     6. Confidentiality.

          (a) The Employee acknowledges and agrees that: (i) as a result of his employment by the Employers, the Employee has obtained and will obtain proprietary, trade secret and confidential information concerning the business of the Employers including, without limitation, such information regarding real estate supply, demand and rent forecast models, income producing real estate portfolio valuation models and software applications and other discoveries, ideas, concepts, software, plans, techniques, models, data, or documentation relating to strategic and business plans; product pricing information and analyses; profit margins; research and development activities, investments and plans; product positioning and related strategies; customer identities and customer-related information; new product plans; marketing techniques and materials, marketing and development plans, target markets; and expansion plans and strategies; price lists, cost and pricing policies; and financial information (collectively,


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"Confidential Information"); (ii) the Employers will suffer substantial harm and damage which would likely be difficult to fully quantify if the Employee breaches any of the terms, provisions and conditions of this Paragraph 6; (iii) the Employee would not be able to engage in a Competitive Business performing the same or similar services as he will perform for the Employers without necessarily disclosing, using, or taking into account the Employers'
Confidential Information which he obtains or has access to while employed by the Employers; and (iv) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Employers.

          (b) The Employee agrees that he will not at any time, either during the term of the Agreement or thereafter, divulge to any person, firm, corporation or any other entity or otherwise make use of any Confidential Information obtained or learned by him during the course of his employment with the Employers, or prior to the commencement hereof, with regard to the operational, financial, business or other affairs of either Employer, its officers and directors except (i) in the course of performing his duties hereunder, (ii) with the Employers' express written consent, (iii) to the extent that any such information is in the public domain other than as a result, directly or indirectly, of the Employee's breach of any of his obligations hereunder or of any other duty to each Employer, or (iv) where required to be disclosed by court order, subpoena or other government process. In the event that the Employee shall be required to make a disclosure pursuant to the provisions of clause (iv) above, the Employee promptly, but in no event more than 48 hours after learning of such subpoena, court order or government process nor less than 24 hours prior to the return date for any such subpoena, court order or other government process, shall notify (by personal delivery or by telecopy, confirmed by mail) the Employers and, at the Employers' expense, the Employee shall (1) take all necessary steps requested by the Employers to defend against the enforcement of such subpoena, court order or government process, and
(2) permit the Employers to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

          (c) Upon the cessation of his employment with the Employers for any reason, or at any time either Employer may so request, the Employee will promptly deliver to the Employers all data, memoranda, notes, record, reports, manuals, drawing, blueprints, computer code and other documents and all computer software, hardware and discs and any other memory storage facility (and all copies thereof) relating to the business of either Employer and all property associated therewith, which he may then possess or have under his control, other than information relating to his own compensation and employee benefits.

     7. Proprietary Rights.

          (a) For purposes of this Agreement, "Works" shall mean intellectual property and proprietary rights, including without limitation, ideas, designs, concepts, techniques, inventions, discoveries and works of authorship, whether or not patentable or protectible by copyright or as a mask work, and whether or not reduced to practice, including, without limitation, devices, processes, trade secrets, formulas, techniques, compositions of matter, computer software programs, mask works and methods, together with any improvements thereon or thereto, derivative works made therefrom and know how related thereto.


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          (b) The Employee hereby agrees that all Works made, conceived, developed or reduced to practice, in whole or in part, solely by the Employee or jointly with others, either during or after his term of employment with the Employers, if such Works are (i) made through the use of any of the Confidential Information or any of the Employers' equipment, facilities, supplies or time, or
(ii) result from any work performed by the Employee for either Employer, or
(iii) relate to either Employer's present or prospective business and/or activities, or (iv) either Employer's actual or demonstrably anticipated research and development during such term of engagement, shall belong exclusively to the Employers and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, the Employee agrees that all such Works shall be deemed to be "works made for hire" under the U.S. Copyright Act of 1976, as amended, and that the Employers shall be deemed the author and owner thereof, provided that in the event and to the extent such Works are determined not to constitute "works made for hire" as a matter of law, the Employee hereby irrevocably assigns and transfers to the Employers the entire right, title and interest, domestic and foreign, of the Employee in and to such Works. The Employers shall have the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. The Employee agrees to give the Employers, and any person designated by the Employers, any assistance the Employers deem necessary or appropriate to perfect the rights defined in this Paragraph 7.

          (c) The Employee will promptly disclose in writing (which may be by e-mail) to the Chief Executive Officer or President of the Company or its designee, every Work made, conceived, developed or reduced to practice, in whole or in part, solely by the Employee or jointly with others, in connection with the business of either Employer either (i) during the term of his employment with the Employers, whether or not the Employee believes the Work to have been made, conceived, developed or reduced to practice within the course and scope of his employment, or (ii) after the termination of employment, if such Work is made through the use of Confidential Information or any equipment, facilities, supplies or time or either Employer, or results from any work performed by the Employee for either of the Employer.

          (d) The Employee agrees to (i) keep and maintain adequate and current records (in the form of notes, drawings, software, object code, source code, manuals, plans, research, specifications, designs, documentation, data, processes, procedures, discoveries, models or in other appropriate forms) of all Works, which records shall be available at all times to the of the Employers and shall remain the sole property of the of the Employers; and (ii) assist each Employer, both during and subsequent to his employment with the of the Employers, in obtaining and enforcing for each Employer's own benefit patents, copyrights, mask work rights, trade secret rights and other legal protections in any and all countries for any and all Works made by the Employee (in whole or in part), the rights to which belong to or have been assigned to the Employers pursuant to this Agreement. Upon request, the Employee will execute all applications, assignments, instruments and papers and perform all acts that either Employer or its counsel may deem necessary or desirable to obtain or enforce any and all such patents, copyrights, mask work rights, trade secret rights and other legal protections in such Works and otherwise to protect the interests of each Employer therein. The Employers jointly and severally agrees to bear all expenses which it causes to be incurred by the Employee in assigning,


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obtaining, maintaining and enforcing said patents, copyrights, trade secret rights, mask work rights and other legal protections in accordance with this Agreement.

          (e) The Employee understands that utilization of the Works is in the sole discretion of the Employers, and that neither Employer is obligated to develop, market or otherwise use any device or product.

     8. Breach of Certain Provisions.

          (a) If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of Paragraph 5, 6 or 7, the Company shall have the right and remedy: (i) to have the provisions of this Agreement specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such provisions, it being acknowledged and agreed by the Employee that any such breach or threatened breach will cause irreparable injury to the Employers and that money damages will not provide an adequate remedy to the Employers; (ii) to have any court of competent jurisdiction require the Employee to account for and pay over to the Employers all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of Paragraphs 5, 6 or 7 and the Employee hereby agrees to comply with any order by such court to account for and pay over such Benefits to the Employers; and (iii) to immediately terminate this Agreement for Cause pursuant to Paragraph 9(a).

          (b) Each of the rights and remedies enumerated in this Paragraph 8 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employers under law or equity.

     9. Term.

          (a) The term of this Agreement shall be for the period commencing on the Employment Date and terminating on the third anniversary thereof (such period, the "Employment Period," and each year of the Employment Period terminating on the first, second and third anniversary of the Employment Date is herein referred to as an "Employment Year"). Notwithstanding the foregoing, Employee's employment with the Employers shall automatically terminate upon the death of the Employee and may be terminated at any time (i) by the Employers, without prior notice, for Cause (as hereinafter defined), (ii) by the Employers, upon not less than 10 days prior written notice, without Cause, and (iii) by the Employee for Good Reason (as hereinafter defined). In the event that the Merger Agreement is terminated for any reason whatsoever, this Agreement shall be void ab initio, and the Employee hereby acknowledges and agrees that nothing in this Agreement shall be deemed to obligate either Employer or Reis to consummate the Merger pursuant to the Merger Agreement or otherwise.


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          (b) For purposes of this Agreement:

               (i) "Cause" shall mean (1) the Employee shall have committed fraud, willful misconduct or gross negligence in the performance of his obligations hereunder, (2) the Employee shall be convicted of a felony or (3) the Employee shall violate any of the terms, covenants or conditions of this Agreement. With respect to a violation for Cause, the Employee will be notified in writing by the Employers of such violation ("Notice of Violation") and allowed a two-week period from the date of such notice to cure the violation and present such cure by written reply to, or hold a hearing with the Company's management and Board. Only upon the satisfaction by a majority of the members of the Board will the Employee be permitted a continuance of his employment with the Employers. Notwithstanding anything contained in this Agreement to the contrary, a failure by the Employee to perform or respond after a Notice of Violation is presented to him by the end of the two-week period (as described above) shall constitute proper cause for purposes of this Agreement.

               (ii) "Good Reason" shall mean (1) a material breach by either Employer of its obligations hereunder and the failure of such Employer to remedy such breach within 30 days following delivery of written notice setting forth with particularly such breach, (2) the relocation of LLC's principal offices to a location outside of Manhattan, Northern New Jersey or within a 50-mile radius from the address of the Employee set forth on page 1 hereof, or (3) the material diminution in the Employee's duties or responsibilities or the material demotion of the Employee.

     10. Results of Termination.

          (a) If the employment of the Employee under this Agreement is terminated by the Employers by reason of Cause or as a result of his Disability (as defined below) (as determined by a consensus of two doctors as mutually chosen by the Employers, on the one hand, and the Employee, on the other hand, with any expenses incurred for the cost of office visits, testing and travel expenses which is not covered by the Employers' health plan being reimbursed to the Employee by the Employers) or as a result of the death of the Employee or by the Employee for any reason (other than as provided for in subparagraphs 10(c) and 10(d) below), the Employee shall not be entitled to receive Annual Base Salary for periods following termination. "Disability" shall mean that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In the case of termination by reason of Cause, the Employee shall not be entitled to receive any portion of any Guaranteed Minimum Bonus. In the case of termination as a result of the Disability or death of the Employee, the Employee shall receive a pro rata portion of any Guaranteed Minimum Bonus payable to him pursuant to Paragraph 2 hereof only with respect to the Employment Year in which the termination occurs, such payment to be made as soon as practicable following the first date such amounts can be paid without incurring additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

          (b) If the employment of the Employee under this Agreement is terminated by the Employers other than by reason of Cause or the death or Disability of the Employee, the Employee shall be entitled to receive a lump sum payment equal to the sum of (i) twice the


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amount of his Annual Base Salary for that full Employment Year in which employment is terminated, (ii) a pro rata portion of any Guaranteed Minimum Bonus payable to him pursuant to Paragraph 2 hereof only with respect to the Employment Year in which the termination occurs and (iii) all accrued and previously unused vacation time (the calculation for which will be a daily rate based upon his Annual Base Salary at the time of termination), in lieu of any salary, bonus or other compensation which he would otherwise be entitled to under this Agreement. Such amount shall be paid in a lump sum as soon as practicable following the first date such amounts can be paid without incurring additional tax under Section 409A of the Code.

          (c) If the Employee shall terminate his employment hereunder following a change in control and provided he has not been offered "comparable employment" (as defined in clause (f) below) by the successor entity within 15 calendar days after the event resulting in the change in control, the Employee shall be entitled to receive a lump sum payment equal to the sum of (i) twice the amount of his Annual Base Salary for that full Employment Year in which the event resulting in the change in control occurs, (ii) a pro rata portion of any Guaranteed Minimum Bonus payable to him pursuant to Paragraph 2 hereof only with respect to the Employment Year in which the termination occurs and (iii) all accrued and previously unused vacation time (the calculation for which will be a daily rate based upon his Annual Base Salary at the time of termination), in lieu of any salary, bonus or other compensation to which he would otherwise be entitled to under this Agreement. Such amount shall be paid in a lump sum as soon as practicable following the first date such amounts can be paid without incurring additional tax under Section 409A of the Code. Notwithstanding anything herein to the contrary, if the change in control occurs within the 16-calendar day period prior to the third anniversary of the Employment Date, then the Employment Period shall be extended until the sixteenth calendar day following the third anniversary of the Employment Date.

          (d) If after having been offered "comparable employment" and provided that if during a 180-day period after that offer of "comparable employment" the Employee terminates his employment for Good Reason, the Employee shall be entitled to receive a lump sum payment equal to the sum of (i) twice the amount of his Annual Base Salary for that full Employment Year in which the event resulting in the change in control occurs, (ii) a pro rata portion of any Guaranteed Minimum Bonus payable to him pursuant to Paragraph 2 hereof only with respect to the Employment Year in which the termination occurs and (iii) previously unused vacation time (the calculation for which will be a daily rate based upon his Annual Base Salary at the time of termination), in lieu of any salary, bonus or other compensation to which he would otherwise be entitled to under this Agreement. Such amount shall be paid in a lump sum as soon as practicable following the first date such amounts can be paid without incurring additional tax under Section 409A of the Code.

          (e) For purposes of this Agreement, a "change in control" shall be deemed to occur if:

               (A) Any of the following occurs: (1) an LLC Sale Change of Control, (2) an LLC Acquisition Change of Control, (3) an LLC 14A Change of Control, or (4) an LLC Percentage Change of Control (each capitalized term as defined below). For purposes of this Agreement:

                    (i) an "LLC Sale Change of Control" shall mean LLC has engaged in a merger, consolidation or reorganization or sells all or substantially all of its assets to a "Person" (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided, however, that an LLC Sale Change of Control shall not be deemed to have occurred hereunder if (x) immediately prior thereto the circumstance in clause (iii)(x) or (y) below exist, or (y) the Company owns, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding equity securities of the corporation or other entity resulting from such LLC Sale Transaction;

                    (ii) an "LLC Acquisition Change of Control" shall mean LLC has acquired the assets of another company or a subsidiary of LLC merges, consolidates or reorganizes with another company and the Company owns, directly or indirectly, immediately following such transaction 50% or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such transaction, provided, however, that an LLC Acquisition Change of Control shall not be deemed to have occurred hereunder if immediately prior thereto the circumstance in clause (iii)(x) or (y) below exist;

                    (iii) an "LLC 14A Change of Control" shall mean there shall have occurred a change in control relating to LLC of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as in effect on the date hereof, whether or not LLC is then subject to such reporting requirement, provided, however, that an LLC Percentage Change of Control shall not be deemed to have occurred hereunder if immediately prior to the occurrence of what would otherwise be a change in control hereunder (x) the Employee is the other party to the transaction (an "LLC Control Event") that would otherwise result in a change in control of LLC or (y) the Employee is an executive officer, trustee, director or more than 5% equity holder of the other party to the LLC Control Event or of any entity, directly or indirectly, controlling such other party; and

                    (iv) an "LLC Percentage Change of Control" shall mean a Person (other than the Company) or group of affiliated Persons (other than the Company) owns at any time 30% or more of the outstanding voting securities of LLC.

               (B) A WRP Asset Sale occurs. A "WRP Asset Sale" shall mean the Company sells, transfers or otherwise disposes of all or substantially all of its real estate assets in one or more transactions whether or not such transactions are related or part of a series of transactions, provided, however, that a WRP Asset Sale shall not be deemed to have occurred hereunder if immediately prior thereto the circumstance in clause (E)(x) or (y) below exist.

               (C) A WRP Sale Change of Control occurs. A "WRP Sale Change of Control" shall mean the Company has engaged in a merger, consolidation or reorganization or sells all or substantially all of its assets to a Person, provided, however, that an WRP Sale Change of Control shall not be deemed to have occurred if (1) immediately prior thereto the circumstance in clause (E)(x) or (y) below exist, or (2) the equity owners immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding equity securities of the corporation or other entity resulting from such transaction (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction; provided that notwithstanding the foregoing, a WRP Sale Change of Control shall be deemed to have occurred if immediately following such transaction, any person or entity or group of affiliated persons or entities (other than the Employee or a group including him) owns, after giving effect to such transaction, interests or securities of the Surviving Corporation representing 30% or more of the shares of capital stock or other equity of the Surviving Corporation having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of the Surviving Corporation.

               (D) A WRP Acquisition Change of Control occurs. A "WRP Acquisition Change of Control" shall mean the Company has acquired the assets of another company or a subsidiary of the Company merges, consolidates or reorganizes with another company and (1) the equity owners of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction 50% or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such transaction (the "Other Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction or (2) immediately following such transaction, any person or entity or group of affiliated persons or entities (other than the Employee or a group including him) owns, after giving effect to such transaction, interests or securities of the Other Surviving Corporation representing 30% or more of the shares of capital stock or other equity of the Other Surviving Corporation having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of the Other Surviving Corporation, provided, however, that an WRP Acquisition Change of Control shall not be deemed to have occurred it immediately prior thereto the circumstance in clause (E)(x) or (y) below exist.

               (E) A WRP 14A Change of Control occurs. A "WRP 14A Change of Control" shall mean there shall have occurred a change in control relating to the Company of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as in effect on the date hereof, whether or not the Company is then subject to such reporting requirement, provided, however, that a WRP 14A Change of Control shall not be deemed to have occurred if immediately prior to the occurrence of what would otherwise be a change in control of the Company (x) the Employee is the other party to the transaction (a "WRP Control Event") that would otherwise result in a change in control of the Company or (y) the Employee is an executive officer, trustee, director or more than 5% equity holder of the other party to the WRP Control Event or of any entity, directly or indirectly, controlling such other party.

               (F) Adoption by the Board of directors (or equivalent thereof) and the approval by the stockholders or equity owners of a liquidation or dissolution of either Employer.

               (G) Any Person or group of affiliated Persons owns at any time 30% or more of the outstanding voting securities of the Company, provided that such Person or group shall not be deemed to own 30% or more of the outstanding voting securities of the Company if the last event or transaction which results in such ownership is (a) the issuance of such securities in connection with the acquisition by the Company of assets or (b) the acquisition by the Company of any such voting securities; provided, however, that if a Person owns 30% or more of the outstanding voting securities of the Company as a result of the acquisition by the Company of any such voting securities and after such acquisition by Company, such Person becomes the owner of any additional voting securities of the Company then a change in control of the Company shall occur.

               (H) During any period of twelve consecutive months or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period (either by a specific vote of such directors or by the approval of the Employer proxy statement in which each such individual is named as a nominee for a director without written objection to such nomination by such directors); provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be approved (solely for purposes of this clause (H)).

          (f) For purposes of this Agreement, the Employee shall be deemed to have received an offer of "comparable employment" if he receives an offer to continue his employment for at least the balance of the term covered by this Agreement, with the same title set forth in Paragraph 1 hereof, pursuant to which the Employee would perform the same type of duties he had been performing under this Agreement, at a salary and Guaranteed Minimum Bonus not less than that provided for in Paragraph 2 hereof, annual vacation time substantially consistent with the number of days in effect during the current year, health insurance and benefits which are at least as comparable to those previously provided by the Employers in Paragraph 3 hereof and the employment is at a physical location that is located in Manhattan or Northern New Jersey or within a 50-mile driving radius of his residential address as included above.

          (g) Notwithstanding anything contained in this Agreement to the contrary, if the Employee's employment is terminated prior to a change in control and the Employee reasonably demonstrate that such termination: (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control and who effectuates change in control or (ii) otherwise occurred in connection with, or in anticipation of, a change in control which actually occurs, then for all purposes of this Agreement, the date of a change in control with respect to the Employee shall mean the date immediately prior to the date of such termination of employment.

          (h) The Employee shall not be required to mitigate the amount of any payment provided in this Paragraph 10 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Paragraph 10 be reduced by any compensation earned by the Employee as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise, except as specifically provided in this Paragraph 10.

     11. Miscellaneous.

          (a) This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or United States Federal Court located in New York County over any action or proceeding arising out of this Agreement or the employment relationship between them, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be held and determined in such New York State or Federal Court. Each party hereto hereby waives any right to a jury trial in any civil action in which they are adverse parties and which arises from the employment relationship between them including, without limitation, any actions asserting statutory claims, common law tort claims, or breach of contract claims (including, without limitation, claims arising out of or related in any way to this Agreement). Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each party hereby further waives, to the fullest extent permitted by law, any objection he or it may nor or hereafter have to the laying of venue in New York County and any objection to any action or proceeding in New York County on the basis of an inconvenient forum.

          (b) The Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the restrictive covenants set forth in Paragraphs 5 and 6 are reasonable in geographical and temporal scope and in all other respects. If any of the rights or restrictions contained or provided for in this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope, the parties agree that the court shall reduce such extent, duration, geographical scope and enforce this Agreement in its reduced form for all purposes in the manner contemplated hereby to the maximum extent enforceable by law. Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.

          (c) This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements. The parties hereto hereby agree that, as of the Employment Date and concurrently with the effectiveness of this Agreement, the Original Agreement shall be terminated and of no further force and effect for the period of employment from and after the Employment Date. No provision of this Agreement may be waived or amended, except by a writing signed by the parties hereto.

          (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

          (e) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns and personal representatives. If the Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or, if there is no such designee, to his estate.

          (f) Subject to clause (g) below, each Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to, or purchaser of all or substantially all of the business and/or assets of such Employer to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that such Employer would be required to perform it if no such succession had taken place. Failure of such Employer to obtain and deliver to the Employee such assumption and agreement prior to (but effective only upon) such succession shall be a breach of this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession or purchase becomes effective shall be deemed the date of termination. As used in this Agreement, "Employer" and "Employers" shall mean the Employer and the Employers as hereinbefore defined and any successors and/or assigns to its business and/or all or substantially all of its assets.

          (g) Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a change in control set forth in Paragraph 10(e)(A), LLC shall no longer be deemed an Employer hereunder and the Employee shall not be employed by LLC or any successor to LLC resulting from such transaction, provided, however, that the Company shall continue to be deemed an Employer hereunder and the Employee shall remain employed by the Company pursuant to the terms and conditions hereof.

          (h) Any and all notices or other communications hereunder shall be sufficiently given if sent by hand, overnight courier or by certified mail, return receipt requested, postage prepaid, addressed to the party to receive the same at its or his address set forth on page 1 hereof, or to such other address as the party to receive the same shall have specified by written notice given in a manner provided for in this Paragraph 11(h). Such notices or other communications shall be deemed to have been given upon receipt if given by hand or by overnight courier and three days after the date deposited in the mail.

          (i) It is intended that this Agreement comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is otherwise subject thereto, and the Agreement shall be interpreted consistent therewith.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        WELLSFORD REAL PROPERTIES, INC.


                                        By: /s/ Jeffrey H. Lynford
                                            ------------------------------------
                                        Name: Jeffrey H. Lynford
                                        Title: Chairman of the Board


                                        REIS SERVICES, LLC


                                        By: /s/ Jeffrey H. Lynford
                                            ------------------------------------
                                        Name: Jeffrey H. Lynford
                                        Title: Chairman


                                        /s/ Mark P. Cantaluppi
                                        ----------------------------------------
                                        Mark P. Cantaluppi




         [Signature Page to Employment Agreement of Mark P. Cantaluppi]